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                                                                EXHIBIT 99(d)(7)



                           CERTIFICATE OF DESIGNATION
                      SETTING FORTH "RESOLUTION DESIGNATING
                            SERIES G PREFERRED SHARES
                   AND FIXING PREFERENCES AND RIGHTS THEREOF"
                      ADOPTED BY THE BOARD OF DIRECTORS OF
                             WESTFIELD AMERICA, INC.

            PURSUANT TO THE PROVISIONS OF SECTION 351.180 (7) OF THE
                GENERAL AND BUSINESS CORPORATION LAW OF THE STATE
                             OF MISSOURI, AS AMENDED


     I, the undersigned, Co-President of Westfield America, Inc., a Missouri corporation (hereinafter sometimes referred to as the "CORPORATION"), hereby certify as follows:

     FIRST: that under the provisions of Article Fourth of the Restated Articles of Incorporation, as amended, of the Corporation, the total number of shares of all classes of capital stock which the Corporation may issue is 410,000,200 shares, of which (i) 200 shares shall be non-voting senior preferred stock, par value $1.00 per share (the "SENIOR PREFERRED SHARES"), (ii) 5,000,000 shares shall be Preferred Shares, with par value of $1.00 per share (the "PREFERRED SHARES"), 940,000 of which have been designated as Series A Preferred Shares, with liquidation value of $100 per share (the "SERIES A PREFERRED SHARES"), 400,000 of which have been designated as Series B Preferred Shares, with a liquidation value of $100 per share (the "SERIES B PREFERRED SHARES"), 416,667 of which have been designated as Series C Preferred Shares, with a liquidation value of $180 per share (the "SERIES C PREFERRED SHARES"), 138,889 of which have been designated as Series C-1 Preferred Shares, with a liquidation value of $180 per share (the "SERIES C-1 PREFERRED SHARES"), 138,889 of which have been designated as Series C-2 Preferred Shares, with a liquidation value of $180 per share (the "SERIES C-2 PREFERRED SHARES"), 694,445 of which have been designated as Series D Preferred Shares, with a liquidation value of $180 per share (the "SERIES D PREFERRED SHARES"), 138,889 of which have been designated as Series D-1 Preferred Shares, with a liquidation value of $180 per share (the "SERIES D-1 PREFERRED SHARES"), 477,778 of which have been designated as Series E Preferred Shares, with a liquidation preference of $180 per share (the "SERIES E PREFERRED SHARES"), and 107,483 of which have been designated as Series F Preferred Shares, with a liquidation preference of $1,000 per share (the "SERIES F PREFERRED SHARES"), (iii) 200,000,000 shall be shares of common stock, par value $.01 per share (the "COMMON SHARES"), (iv) ________ shall be shares of Series A common stock, par value $.01 per share (the "SERIES A COMMON"), (v) 205,000,000 shall be shares of excess stock,

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par value $.01 per share (the "EXCESS SHARES"). Any Excess Shares which are issued with respect to Common Stock shall be "EXCESS COMMON SHARES" and, together with the Common Shares, the "COMMON EQUITY SHARES"; any Excess Shares which are issued with respect to Series A Common Stock shall be "SERIES A EXCESS COMMON SHARES" and, together with the Series A Common Shares, the "SERIES A COMMON EQUITY SHARES" and any Excess Shares which are issued with respect to the Preferred Shares shall be "EXCESS PREFERRED SHARES", and, together with the Preferred Shares, the "PREFERRED EQUITY SHARES" and under said Articles of Incorporation (as amended, the "ARTICLES OF INCORPORATION"), the shares of Preferred Stock are authorized to be issued by the Board of Directors and the Board of Directors is expressly authorized to determine in the Resolution, the designation, powers, rights, preferences and qualifications, limitations or restrictions, not fixed and determined by the Articles of Incorporation.

     SECOND: That the Board of Directors of the Corporation pursuant to the authority so vested in it by Article Fourth of the Certificate of Incorporation, and in accordance with the provisions of Section 351.180 (7) of the General and Business Corporation Law of Missouri, as amended, adopted on ___________, 2001 the following resolution creating a series of Preferred Stock designated as "Series G Preferred Shares", which resolution has not been amended, modified, rescinded or revoked and is in full force and effect on the date hereof.

                    "RESOLUTION OF THE BOARD OF DIRECTORS OF
                       WESTFIELD AMERICA, INC. DESIGNATING
                           `SERIES G PREFERRED SHARES'
                   AND FIXING PREFERENCES AND RIGHTS THEREOF"

     BE IT RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of Westfield America, Inc., hereinafter called the "Corporation", by the provisions of the Articles of Incorporation, as amended, the Board of Directors of the Corporation hereby fixes the designation, voting powers, rights on liquidation or dissolution, and other preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designations, preferences and relative rights, and the qualifications, limitations or restrictions thereof set forth in the Articles of Incorporation which are applicable to the Series G Preferred Shares) as follows:

     Section 1. NUMBER OF SHARES, DESIGNATION AND RANKING. This class of preferred stock shall be designated as Series G Cumulative Convertible Redeemable Preferred Stock and the number of shares which shall constitute such series shall not be more than 694,445 shares, par value $1.00 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in this resolution called the "SERIES G PREFERRED SHARES". Each Series G Preferred Share shall be identical in all respects to each other Series G Preferred Share. Each Excess Series G Preferred Share shall be identical in all respects to each other Excess Series G Preferred Share, and except as otherwise provided herein, shall be identical in all respects to each Series G Preferred Share (the Series G Preferred Shares together with the Excess Series G Preferred Shares being hereinafter referred to as the "SERIES G EQUITY SHARES").


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     Section 2. DEFINITIONS. For purposes of the Series G Preferred Shares, the following terms shall have the meanings indicated:

          "AFFILIATE" of, or Person "Affiliated" with, a specified Person, shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For purposes of the Corporation, Affiliate shall include, without limitation, Westfield Holdings Limited, an Australian corporation ("WHL"), Westfield America Trust (Australia Registered Scheme No. 092 058 449), a registered managed investment scheme organized under the laws of New South Wales, Australia ("WESTFIELD AMERICA TRUST") and Frank Lowy, David Lowy, Peter Lowy and Steven Lowy and such individuals' spouses and descendants (whether natural or adopted), and any trust or other entity solely for the benefit of any of the foregoing (together, the "LOWY FAMILY").

          "BASE RATE" shall mean an annual dividend per Series G Equity Share equal to 9.3% of the Liquidation Preference per Series G Equity Share, which annual dividend shall increase by 1.5% on January 1, 2002 and by 3.0% on each January 1 thereafter; PROVIDED, HOWEVER, that notwithstanding the foregoing, for (x) the first quarter following any quarter in which a Fixed Charge Coverage Violation has occurred (with respect to the Corporation or with respect to Westfield America Trust), for the number of quarters thereafter in which such violation continues and for a number of additional quarters equal to the number of quarters in which such violation occurred or (y) any quarter in which dividends are not paid in full in accordance with this definition, Base Rate shall be 1.50 TIMES the amount provided in this definition prior to this proviso.

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series G Preferred Shares.

          "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

          "CALL DATE" shall mean the date specified in the notice to holders required under Section 5(d) as the Call Date.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMON SHARES" shall mean the Corporation's common stock, par value $0.01 per share.


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          "CONSOLIDATED EBITDA" for any Person for any quarter shall mean the consolidated net income for such Person (before extraordinary income, gains or losses and before gains and losses from sales of real property and less equity in income of unconsolidated real estate partnerships), calculated in a manner consistent with the Corporation's financial statements filed with the Securities and Exchange Commission prior to the date hereof, increased by the sum of the following (without duplication):

          a. such Person's pro rata share of EBITDA from unconsolidated real estate partnerships calculated in a manner consistent with this definition of Consolidated EBITDA,

          b. all income taxes paid or accrued according to GAAP for such quarter (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

          c. all interest expense paid or accrued in accordance with GAAP for such quarter (including financing fees and amortization of deferred financing fees or amortization of original issue discount, but excluding capitalized interest),

          d.   depreciation and depletion reflected in such net income,

          e. amortization reflected in such net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (c) above), goodwill, other intangibles and management fees, and

          f. any other non-cash charges, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

          "CONSOLIDATED FIXED CHARGES" for any Person for any quarter shall mean the sum of:

          a. the Person's pro rata share of fixed charges from unconsolidated real estate partnerships calculated in a manner consistent with this definition of Consolidated Fixed Charges,

          b. all interest expense paid or accrued in accordance with GAAP for such quarter (including, without duplication, financing fees and amortization of deferred financing fees or amortization of original issue discount),

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          c.   dividend and distribution requirements with respect to preferred stock and any other preferred securities for such quarter (not including any portion of preferred stock dividends the calculation of which is based on the dividend paid in such quarter to the holders of Common Shares or Series A Common Shares), whether or not declared or paid,

          d. regularly scheduled amortization of principal of debt during such quarter (other than any balloon payments at maturity) and

          e.   all ground rent payments.

          "CONVERSION DATE" shall have the meaning set forth in Section 6(a).

          "CONVERSION PRICE" shall mean the conversion price per Common Share for which the Series G Preferred Shares is convertible, as such Conversion Price may be adjusted pursuant to Section 6. The initial conversion price shall be $18.00.

          "DIVIDEND PAYMENT DATE" shall mean (i) for any Dividend Period with respect to which the Corporation pays a dividend on the Common Equity Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Corporation does not pay a dividend on the Common Equity Shares, a date to be set by the Board of Directors, which date shall not be later than the thirtieth calendar day after the end of the applicable Dividend Period.

          "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Series G Equity Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Series G Equity Shares and end on and include the last day of the calendar quarter including such Issue Date, and other than the Dividend Period during which any Series G Equity Shares shall be called or redeemed pursuant to Sections 5 or 8 or converted pursuant to Section 6, which shall end on and include the Call Date, date of redemption or Conversion Date with respect to the Series G Equity Shares being called, redeemed or converted, as applicable).

          "DIVIDEND U.S. DOLLAR EQUIVALENT" for any year shall mean the sum of
     (A) the "Distribution per Unit" amount expressed in U.S. dollars as set forth in the published Annual Consolidated Distribution Statement (and calculated in a manner substantially consistent with the calculation used in the 1999 Annual Consolidated Distribution Statement included in Westfield America Trust's Annual Report) for Westfield America Trust for such year (or portion thereof if the Series G Equity Shares were outstanding for less than a full calendar year), in the case of each of such distributions among such Distribution per Unit, for the Series G Unit Equivalent Amount per Series G Equity Share on the date that each such distribution was made or paid plus, (B) the aggregate of


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     the U.S. Dollar Equivalent on the date each such Special WAT Distribution was made or paid, of the aggregate Special WAT Distributions made or paid with respect to such calendar year (or portion thereof if the Series G Equity Shares were outstanding for less than a full calendar year), in the case of each such Special WAT Distribution for the Series G Unit Equivalent Amount per Series G Equity Share on such date that each Special WAT Distribution was made or paid.

          "EXPERT" means an internationally recognized accounting firm (provided that such firm is one of Arthur Anderson LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, Deloitte & Touche LLP and KPMG LLP or their respective affiliates or successors and provided further that the firm is not the principal outside auditor for, and has not received, during the previous 24 months, fees in excess of $5,000,000 from, Westfield America Management Limited (ACN 072 780 619), a corporation organized under the laws of New South Wales, Australia ("WAML"), as responsible entity and trustee of Westfield America Trust, or the Corporation or any holder of a majority of the outstanding Series G Equity Shares) agreed to by the Corporation and the holders of a majority of the Series G Equity Shares or, in the absence of agreement between them, and at the request of any such holders or the Corporation, an internationally recognized accounting firm appointed by the President or the head for the time being of the Australian Institute of Chartered Accountants; PROVIDED, HOWEVER, that if at the time an Expert is being selected for purposes of Section 6, an Expert is then engaged, pursuant to the terms of Section 6 or is then engaged, or is contemporaneously being engaged pursuant to Sections 15.1 or 21 of the Option Deed, then the Expert being so selected shall be the same Expert that is then so engaged or being contemporaneously engaged.

          "FAIR MARKET VALUE" shall mean, with respect to a publicly traded security, the number obtained, for the 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to any distribution requiring such computation, by dividing (i) the sum of the products, for each sale of the security during such 30-day period, of (a) the sale price of such security, regular way, as reported on such recognized securities exchange or, if the securities are not traded on a recognized securities exchange, the sale price as reasonably determined in good faith by an Expert and (b) the number of such securities sold by (ii) the total number of such securities sold during such 30-day period. The term "ex date," when used with respect to any distribution, means the first day on which the securities trade regular way, without the right to receive such distribution. Fair Market Value of any other property, assets or entitlements shall be determined by an Expert.

          "FIXED CHARGE COVERAGE VIOLATION" shall occur for any quarter that the Corporation's or Westfield America Trust's, as the case may be, ratio of Consolidated EBITDA to Consolidated Fixed Charges is below 1.40 to 1.


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          "FULLY JUNIOR SHARES" shall mean the Common Shares, the Series A
     Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series G Preferred Shares has preference or priority in both (i) the payment of dividends and
     (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "ISSUE DATE" shall mean the date on which the Series G Preferred Shares are issued.

          "JUNIOR SHARES" shall mean the Common Shares, the Series A Common Shares and any other class or series of stock of the Corporation now or hereafter issued and outstanding over which the Series G Preferred Shares has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "OPERATING PARTNERSHIP" shall mean Westfield America Limited Partnership, a Delaware limited partnership.

          "OPTION DEED" means the Series G Special Option Deed, dated _______, 2001, among WAML, in its capacity as responsible entity and trustee of Westfield America Trust, the Corporation and Security Capital Preferred Growth Incorporated, a Maryland corporation.

          "PARITY SHARES" shall have the meaning set forth in Section 10(b).

          "PERSON" shall mean any individual, firm, partnership, corporation, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "RECONSTRUCTION" means a capital reconstruction (including, without limitation, any consolidation, stock split or stock dividend, subdivision or reduction of capital), merger or any return of capital or other capital distribution; but does not include periodic distributions (whether income or capital) made pro rata among the shareholders of the Corporation of a class of stock and whether on an interim basis or at the end of an accrual period; issues of shares of stock which are not in redemption of any shares of stock; any issues of options by the Corporation; or the redemption, conversion or exercise of any securities issued by the Corporation in accordance with their terms.

          "REIT TERMINATION EVENT" shall mean the earliest to occur of:

          (i) the filing of a federal income tax return by the Corporation for any taxable year on which the Corporation does not compute its income as a real estate investment trust;


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          (ii) the approval by the shareholders of the Corporation of a proposal for the Corporation to cease to qualify as a real estate investment trust;

          (iii) a determination by the Board of Directors of the Corporation, based on the advice of counsel, that the Corporation has ceased to qualify as a real estate investment trust; or

          (iv) a "determination" within the meaning of Section 1313(a) of the Code that the Corporation has ceased to qualify as a real estate investment trust.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SERIES A COMMON SHARES" shall mean the Corporation's Series A common stock, par value $0.01 per share.

          "SERIES G PREFERRED SHARES" shall have the meaning given such term in the preamble to this Certificate of Designation.

          "SERIES G UNIT EQUIVALENT AMOUNT" shall, at any time, mean the number of Westfield America Trust ordinary units into which a Series G Equity Share or Series A Common Equity Share, as the case may be, is then exchangeable (without regard to any requirement of the passage of time or the occurrence of any event) pursuant to the terms of the Option Deed.

          "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of stock of the Corporation; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or any class or series of stock ranking on a parity with the Series G Preferred Shares as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series G Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "SPECIAL WAT DISTRIBUTION" shall mean any distribution per Westfield America Trust ordinary unit made or paid with respect to a calendar year, not included in the published Annual Consolidated Distribution Statement for Westfield America Trust for the applicable year as a "Distribution per Unit," including, without limitation, the Fair Market Value of any non-cash distribution of other property, securities, assets or entitlements, in each case other than any distribution that constitutes a Reconstruction.


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          "TRADING DAY" shall mean any day on which the securities in question are traded on the principal recognized securities exchange on which such securities are listed or admitted.

          "TRANSACTION" shall have the meaning set forth in Section 6(e).

          "TRANSFER AGENT" shall mean the Corporation, or such other agent or agents of the Corporation as may be designated by the Board of Directors or their designee as the transfer agent, registrar and dividend disbursing agent for the Series G Preferred Shares.

          "TRUE-UP DIVIDEND DATE" shall mean March 1 of each year or, if not a Business Day, the next Business Day.

          "TRUE-UP DIVIDEND AMOUNT" shall have the meaning set forth in Section 3(a).

          "U.S. DOLLAR EQUIVALENT" shall mean, for any applicable date, the amount in U.S. Dollars obtained by multiplying the noon buying rate on such date in New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York, expressed in U.S. Dollars per Australian Dollars, TIMES the Australian Dollar amount at issue.

     Section 3. DIVIDENDS.

     (a) Subject to the preferential rights of the holders of any Senior Preferred Stock or Preferred Shares that rank senior in the payment of dividends to the Series G Equity Shares and subject to paragraph (b) of this Section 3, the holders of Series G Equity Shares shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash to shareholders of record on the respective date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend in an amount equal to the Base Rate per share per annum, and an additional dividend payable, if declared by the Board of Directors, but only out of funds legally available for the payment of dividends, on the True-Up Dividend Date of each year if the dividend per Series G Equity Share paid for the preceding calendar year (or portion thereof if the Series G Equity Shares were outstanding for less than a full calendar year) was less than the Dividend U.S. Dollar Equivalent for the same period, in an amount equal to the excess, if any, of (i) the sum of (A) the Dividend U.S. Dollar Equivalent PLUS (B) the product of (I) 0.125 TIMES (II) the number of quarters during such preceding calendar year in which the Base Rate was multiplied by 1.50 pursuant to the definition of Base Rate TIMES (III) the Dividend U.S. Dollar Equivalent over (ii) the Base Rate (the "TRUE-UP DIVIDEND AMOUNT"). Subject to its declaration as described above, the True-Up Dividend Amount shall be paid to the holders of the Series G Equity Shares on the True-Up Dividend Date. The dividends shall accrue as set forth above and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Corporation legally available for the


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payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on Dividend Payment Dates and, with respect to True-Up Dividend Amounts, on the applicable True-Up Dividend Date. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regularly scheduled quarterly dividend payment date, to holders of record on such date, not exceeding 50 days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Any dividend payment made on Series G Equity Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series G Equity Shares which remains payable. Beginning with the quarter in which a REIT Termination Event occurs, the rate at which all dividends per Series G Equity Share shall accrue pursuant to this Section shall be multiplied by 2.5.

     (b) The initial Dividend Period for the Series G Equity Shares will include a partial dividend for the period from the Issue Date until the last day of the calendar quarter immediately following such Issue Date. The amount of dividends payable for such initial period, or any other period shorter than a full quarterly Dividend Period, on the Series G Equity Shares shall be computed by dividing the number of days in such period by 90 and multiplying the result by the Series G Preferred dividend determined in accordance with Section 3(a). Holders of Series G Equity Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series G Equity Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series G Equity Shares which may be in arrears.

     (c) So long as any Series G Equity Shares remain outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series G Equity Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series G Equity Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series G Equity Shares and accumulated and unpaid on such Parity Shares.

     (d) So long as any Series G Equity Shares remain outstanding, no dividends (other than dividends or distributions paid solely in Fully Junior Shares, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Fully Junior


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Shares), unless in each case the full cumulative dividends on all outstanding
Series G Equity Shares and any other Parity Shares of the Corporation shall have been or contemporaneously are declared and paid or declared and set apart for payment for all Dividend Periods terminating on or prior to the date of declaration or payment with respect to the Series G Equity Shares and all dividend periods terminating on or prior to the date of declaration or payment with respect to such Parity Shares. Subject to the foregoing, and not otherwise, such dividends and distributions may be declared by the Board of Directors and paid on any Common Equity Shares and the Series A Common Equity Shares from time to time out of any funds legally available therefor, and the Series G Equity Shares shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

     (e) No distributions on Series G Equity Shares shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     (f) In determining whether a distribution by dividend, redemption or other acquisition of Shares or otherwise is permitted under Missouri law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

     Section 4. LIQUIDATION PREFERENCE.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior preferences and other rights of any series of stock ranking senior to the Series G Preferred Shares upon liquidation, distribution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series G Equity Shares shall be entitled to receive One Hundred Eighty Dollars ($180.00) (the "LIQUIDATION PREFERENCE") per share of Series G Equity Shares plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of liquidation, dissolution or winding up of the affairs of the Corporation (any such date, a "SERIES G LIQUIDATION DATE") but such holders shall not be entitled to any further payment; PROVIDED, that the dividend payable with respect to the Dividend Period containing the Series G Liquidation Date shall be equal to the dividend determined pursuant to Section 3 above for the preceding Dividend Period times a fraction equal to the actual number of days elapsed from the end date of the calendar quarter most recently completed to the relevant Series G Liquidation Date over 90 days. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series G Equity Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series G Equity Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series G Equity Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Corporation's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. Any such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall not adversely affect the holder's right to convert Series G Equity Shares to Series A Common Equity Shares in accordance with Section 6 hereof.

     (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with (including the Parity Shares) or prior to the Series G Equity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series G Equity Shares, as provided in this Section 4, the holders of Series G Equity Shares shall have no other claim to the remaining assets of the Corporation and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series G Equity Shares shall not be entitled to share therein.

     Section 5. REDEMPTION AT THE OPTION OF THE CORPORATION.

     (a) The Series G Equity Shares shall not be redeemable by the Corporation prior to August 12, 2008. On and after August 12, 2008, the Corporation, at its option, may redeem the Series G Equity Shares, in whole at any time or from time to time in part, in minimum increments of $10.0 million of aggregate Liquidation Preference of such shares, out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per Series G Equity Shares (plus all accrued and unpaid dividends as provided in paragraph (b) below). In addition, on March 1 of the year following the year in which a redemption described in this SECTION 5 occurs, the Corporation shall pay to the holder whose Series G Equity Shares are redeemed hereunder an additional amount equal to the True-Up Dividend Amount in respect of such redeemed Series G Equity Shares, if any, for the period from the beginning of the year in which such redemption occurred until the date on which the redemption occurred. The True-Up Dividend Amount payable for such period shall be computed by dividing the number of days in which the holder of such shares held such shares during the applicable calendar year by 365 and multiplying the result by the True-Up Dividend Amount determined in accordance with Section 3(a) above. Any such redemption by the Corporation shall not adversely affect the holder's right to convert Series G Equity Shares to Series A Common Equity Shares in accordance with Section 6 hereof.

     (b) Upon any redemption of Series G Equity Shares pursuant to this Section 5, the Corporation shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series G Equity Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series G Equity Shares called for redemption.

     (c) If full cumulative dividends on the Series G Equity Shares and any other class or series of Parity Shares of the Corporation have not been declared and paid or declared and set apart for payment, the Series G Equity Shares may not be redeemed under this Section 5 in part and the Corporation may not purchase or acquire Series G Equity Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series G Equity Shares.

     (d) Notice of the redemption of any Series G Equity Shares under this
Section 5 shall be sent by internationally recognized overnight courier to each holder of record of Series G Equity Shares to be redeemed at the address of each such holder as shown on the Corporation's records, not less than 45 nor more than 75 days prior to the Call Date. Neither the failure to send any notice required by this paragraph (d), nor any defect therein or in the sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such sent notice shall state, as appropriate: (1) the Call Date;
(2) the number of Series G Equity Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been sent as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series G Equity Shares so called for redemption shall cease to accrue,
(ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series G Equity Shares shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company that has an office in the Borough of Manhattan, City of New York, and that has capital and surplus of at least $150,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series G Equity Shares so called for redemption. No interest shall accrue for the benefit of the holders of the Series G Equity Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     Within ten (10) Business Days after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series G Equity Shares are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding Series G Equity Shares not previously called for redemption pro rata (as nearly as may be). If fewer than all the Series G Equity Shares evidenced by any certificate are redeemed, then new certificates evidencing the unredeemed shares shall be issued without cost to the holder thereof.

     Section 6. CONVERSION. Holders of the Series G Equity Shares shall have the right to convert all or a portion of such shares into Series A Common Equity Shares, as follows:

     (a) Subject to and upon compliance with the provisions of this Section 6, a holder of Series G Preferred Shares or Excess Preferred Shares shall have the right, at his or her option, at any time (such time being, the "CONVERSION DATE"), to convert all or any portion of such shares into the number of fully paid and non-assessable Series A Common Shares or Series A Excess Common Shares obtained by dividing the aggregate Liquidation Preference of such shares (inclusive of accrued but unpaid dividends) by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 6) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this
Section 6; PROVIDED, HOWEVER, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Corporation shall default in making payment of the cash payable upon such redemption under Section 5. In addition, on March 1 of the year following the year in which a conversion described in this SECTION 6 occurs, the Corporation shall pay to the holders whose Series G Equity Shares are converted hereunder an additional amount equal to the True-Up Dividend Amount in respect of such converted Series G Equity Shares, if any, for the period from the beginning of the year in which such conversion occurred until the date on which the conversion occurred. The True-Up Dividend Amount payable for such period shall be computed by dividing the number of days in which the holder of such shares held such shares during the applicable calendar year by 365 and multiplying the result by the True-Up Dividend Amount determined in accordance with Section 3(a) above.

     (b) In order to exercise the conversion right, the holder of each share of Series G Equity Shares to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof irrevocably elects to convert such Series G Equity Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series G Equity Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

     Holders of Series G Equity Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Series G Equity Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Series G Equity Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series G Equity Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Series A Common Equity Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Corporation on such Series G Equity Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series G Equity Shares for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Series A Common Equity Shares issued upon such conversion.

     As promptly as practicable after the surrender of certificates for Series G Equity Shares as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Series A Common Equity Shares issuable upon the conversion of such shares in accordance with provisions of this Section 6, and any fractional interest in respect of a Series A Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 6.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series G Equity Shares shall have been surrendered and such notice shall have been received by the Corporation as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Corporation as described above), and the Person or Persons in whose name or names any certificate or certificates for Series A Common Equity Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

     (c) No fractional shares or scrip representing fractions of Series A Common Equity Shares shall be issued upon conversion of the Series G Equity Shares. Instead of any fractional interest in a Series A Common Share that would otherwise be deliverable upon the conversion of a Series G Equity Share, the Corporation shall round such fractional interest in a Series A Common Share up to a whole Series A Common Share. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Series A Common Equity Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series G Equity Shares so surrendered.

     (d) (i) Except as set forth in CLAUSES (ii) and (iii) below, if the Corporation carries out a Reconstruction, then the Conversion Price and number of Series A Common Equity Shares issuable upon conversion shall be adjusted, as appropriate, in a manner approved by the Corporation and a majority of the holders of the Series G Equity Shares and which (A) is fair and equitable to the holders of the Series G Equity Shares and other shareholders of the Corporation and (B) to the extent necessary (as if such Listing Rules were applicable to the reorganization of the Corporation), complies with the Listing Rules of the Australian Stock Exchange applying to a reorganization (as that term is defined in the Listing Rules of the Australian Stock Exchange) of capital at the time of the reorganization; PROVIDED, HOWEVER, that if the holders of a majority of the Series G Equity Shares fail to approve the manner of adjustment determined by the Corporation, the Corporation must, pursuant to CLAUSE (iv) below, refer the matter to an Expert who will make a determination of any adjustment. The Expert must be directed to take into account CLAUSES (i)(A) and (B) and CLAUSES (iv)(A) and (B) in making a determination.

          (ii) If the Corporation is merged or consolidated with or into a new entity or the Corporation transfers all or substantially all of its assets to another entity then, on a subsequent conversion of Series G Equity Shares, the holders of the Series G Equity Shares are entitled to receive securities in the new transferee entity equal to those which the holders of the Series G Equity Shares would have received had they converted their Series G Equity Shares and held Series A Common Equity Shares immediately prior to such transaction.

          (iii) If the Corporation is merged or consolidated with or into a new entity or if the Corporations transfers all or substantially all of its assets to another entity and the holders of the Series G Equity Shares receive stock in such entity in consideration for their Series A Common Equity Securities then, on a subsequent conversion of the Series A Common Equity Securities, the holders of the Series G Equity Shares are entitled to use such new securities received in such transaction (in lieu of Series G Equity Securities) to convert into Series A Common Equity Securities based on a revised Conversion Price which is fair and equitable to the holders of the Series G Equity Shares and the other stockholders of the Corporation.

          (iv) If a dispute arises in relation to an adjustment to the Conversion Price or any other adjustment to be made pursuant to this
     Section 6, either the

     Corporation or the holders of the Series G Equity Shares are entitled to refer the dispute (but no other disputes) to an Expert. The Expert must be directed by the party referring the dispute: (A) to resolve the dispute in a timely manner as an expert and not as an arbitrator; and (B) to determine the party or parties responsible for paying the costs of the Expert having regard to the Expert's findings concerning resolution of the dispute. The Expert must take into account (X) any adjustment or resolution of a dispute with respect to the same factual circumstances and (Y) any prior or contemporaneous adjustments or resolutions of disputes, in each case, under Sections 15.1, 15.2 or 19 of the Option Deed such that the resolution of the dispute(s) is fair and equitable to both the holders of the Series G Equity Shares and the other stockholders of the Corporation. The determination of the Expert will be final and binding on the Corporation and the holders of the Series G Equity Shares.

     (e) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Series A Common Equity Shares, for the purpose of effecting conversion of the Series G Equity Shares, the full number of Series A Common Equity Shares deliverable upon the conversion of all outstanding Series G Equity Shares not theretofore converted. For purposes of this paragraph (e), the number of Series A Common Shares that shall be deliverable upon the conversion of all outstanding Series G Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     Any Series A Common Equity Shares issued upon conversion of the Series G Equity Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Series A Common Equity Shares deliverable upon conversion of the Series G Equity Shares, the Corporation will take any action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a real estate investment trust) non-assessable Series A Common Equity Shares at such adjusted Conversion Price.

     The Corporation shall use its best efforts to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Corporation shall be obligated to deliver upon conversion of the Series G Equity Shares. The certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Corporation may in good faith deem appropriate.

     (f) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Series A Common Equity Shares or other securities or property on conversion of the Series G Equity Shares pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Series A Common Shares or other securities or property in a name other than that of the holder of the Series G Equity Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

     Section 7. CHANGE OF CONTROL.

     (a) If a Change of Control (as defined below) occurs (a "CHANGE OF CONTROL REPURCHASE EVENT"), the holders of Series G Equity Shares shall have the right to require the Corporation, to the extent the Corporation shall have funds legally available therefor, to redeem any or all of the Series G Equity Shares held by such holder at a repurchase price payable in cash (the "CHANGE OF CONTROL REPURCHASE PAYMENT") in an amount equal to 105% of the Liquidation Preference thereof, plus accrued and unpaid dividends whether or not declared, if any, to the date of repurchase or the date payment is made available (the "CHANGE OF CONTROL REPURCHASE DATE") pursuant to the offer described in SUBSECTION (b) below (the "CHANGE OF CONTROL REPURCHASE OFFER"), which date, in the case of a merger or other voluntary negotiated transaction, shall not be later than the date of the Change of Control Repurchase Event. In addition, on March 1 of the year following the year in which a repurchase described in this
SECTION 7 occurs, the Corporation shall pay to the holders whose Series G Equity Shares are repurchased hereunder an additional amount equal to the True-Up Dividend Amount in respect of such repurchased Series G Equity Shares, if any, for the period from the beginning of the year in which such repurchase occurred until the date on which the repurchase occurred. The True-Up Dividend Amount payable for such period shall be computed by dividing the number of days in which the holder of such shares held such shares during the applicable calendar year by 365 and multiplying the result by the True-Up Dividend Amount determined in accordance with Section 3(a) above.

     (b) Within 15 days following the Corporation becoming aware that a Change of Control Repurchase Event has occurred (or will occur in the case of a merger or other voluntary negotiated transaction), the Corporation shall send by internationally recognized overnight courier a notice to each holder of Series G Equity Shares stating (A) that a Change of Control Repurchase Event has occurred (or will occur in the case of a merger or other voluntary negotiated transaction) and that such holder has the right to require the Corporation to repurchase any or all of the Series G Equity Shares then held by such holder,
(B) the Change of Control Repurchase Date (which shall be a Business Day, no earlier than 30 days and no later than 60 days from the date such notice is sent, or such later date as may be necessary to comply with the requirements of the Exchange Act, except in the case of a merger or other voluntary negotiated transaction in which case the Change of Control Repurchase Date shall be no later than the Change of Control Repurchase Event), (C) the repurchase price and
(D) the instructions reasonably determined by the Corporation, consistent with this subsection, that such investor must follow in order to have the Series G Equity Shares repurchased.

     (c) On the Change of Control Repurchase Date, the Corporation, to the extent lawful, shall accept for payment Series G Equity Shares or portions thereof tendered by such holder pursuant to the Change of Control Repurchase Offer and promptly by wire transfer of immediately available funds to such holder, as directed by such holder, send an amount equal to the Change of Control Repurchase Payment in respect of all Series G Equity Shares or portions thereof so tendered.

     (d) Notwithstanding anything else herein, to the extent they are applicable to any Change of Control Repurchase Offer, the Corporation will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

     (e) For purposes hereof, "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the first acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of (A) the outstanding equity securities of the Corporation or WAML, with voting power, under ordinary circumstances, to elect directors of the Corporation or WAML, as applicable or (B) the issued ordinary units of Westfield America Trust; (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of any Series of Preferred Shares (each a "PREFERRED DIRECTOR") or directors unanimously approved by the shareholders, during any period of two consecutive years, individuals who at the beginning of such period constituted the Boards of Directors of the Corporation or WAML, as applicable (together with any new directors whose election by such Boards of Directors or whose nomination for election by the shareholders of the Corporation or WAML, as the case may be, was approved by a vote of 66 2/3% of the directors of the Corporation or WAML, as applicable, or unanimously approved by the shareholders (excluding Preferred Directors) then still in office who were directors at the beginning of such period, or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors then in office of the Corporation or WAML, as applicable;
(iii) the ordinary units of Westfield America Trust cease for any reason to be officially quoted on the Australian Stock Exchange; (iv) the aggregate Series G Unit Equivalent Amount of all outstanding Series G Equity Shares and all outstanding Series A Common Equity Shares for any reason is more than 20% of the total number of issued and outstanding ordinary units of Westfield America Trust not held by Affiliates of the Corporation or Westfield America Trust; and (v)
(A) any of the Corporation or Westfield America Trust consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any entity consolidating with or merging into any of the Corporation or Westfield America Trust, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting securities of the Corporation or Westfield America Trust are reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clauses (i), (ii) and (v) shall not be deemed to be a Change of Control (a) in the case of the event described in clause (v), if the sole purpose of such event is that the Corporation or Westfield America Trust is seeking to change its domicile (so long as such change in domicile is to a domicile within the United States) or to convert from a corporation to a trust or vice versa; (b) in the case of the event described in clause (v), if the holders of the exchanged securities of the Corporation or Westfield America Trust, as the case may be, immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors of the Corporation or WAML, as applicable; (c) if any of Westfield Holdings Limited or its wholly-owned subsidiaries remains as manager of the Corporation's properties and as adviser of the Corporation, in each case, in a manner substantially similar to that on the date hereof; or (d) if the Change of Control results solely from the purchase or other acquisition of equity securities by Westfield Holdings Limited, Westfield America Trust, the Lowy Family or Security Capital Preferred Growth Incorporated.

     Section 8. REDEMPTION AT THE OPTION OF THE HOLDER UPON CERTAIN EVENTS.

     (a) At least fifteen (15) days prior to each date of election (each, an "ELECTION DATE") set forth in Section 1(e) of the Stock Subscription Agreement, dated as of May 29, 1998, between the Corporation and Perpetual Trustee Company Limited and WAML (the "STOCK SUBSCRIPTION AGREEMENT"), for the Corporation to make a Cash Election or a Stock Election (as such terms are defined in the Stock Subscription Agreement with respect to the First Closing, the Second Closing or the Third Closing under the Stock Subscription Agreement) (the "CASH ELECTION OR STOCK ELECTION"), the Corporation shall give irrevocable written notice to the holders of the Series G Equity Shares as to whether the Corporation intends to exercise its rights under such Section 1(e) to make the Cash Election or Stock Election with respect to the First Closing, the Second Closing or the Third Closing.

     (b) If the Corporation notifies the holders of the Series G Equity Shares that it intends to make the Cash Election or Stock Election, then at least five
(5) days prior to the applicable Election Date, the holders of the Series G Equity Shares may notify the Corporation of their election to have a portion of the Series G Equity Shares redeemed for cash, in which event (1) the Corporation shall not exercise the Cash Election or the Stock Election and (2) the Corporation shall redeem for cash, at a price per share equal to the U.S. Dollar Equivalent (at the applicable Conversion Date (as defined in Westfield America Trust's Deed of Variation No. 4 (the "DEED OF VARIATION")) of the product of (A) MV (as defined in the Deed of Variation) times (B) the Series G Unit Equivalent Amount (the "REDEMPTION PRICE"), the number of Series G Equity Shares obtained by dividing (x) the product of AUD 50.00 TIMES the number of Partly Paid Units (as defined in the Deed of Variation) with respect to such Final Installment Date (as defined in the Deed of Variation) by (y) the product of MV TIMES the Series G Unit Equivalent Amount.

     (c) For purposes of this SECTION 8, redemption at the option of the holder shall be deemed to occur upon receipt by the Corporation of written notice that the holder of Series G Equity Shares wishes to tender shares to be redeemed. Upon any redemption of Series G Equity Shares pursuant to this SECTION 8, the Corporation shall pay all accrued and unpaid dividends, whether or not declared, thereon to the date of the redemption hereunder. In addition, on March 1 of the year following the year in which a redemption described in this SECTION 8 occurs, the

Corporation shall pay to the holders whose Series G Equity Shares are redeemed hereunder an additional amount equal to the True-Up Dividend Amount in respect of such redeemed Series G Equity Shares, if any, for the period from the beginning of the year in which such redemption occurred until the date on which the redemption occurred. The True-Up Dividend Amount payable for such period shall be computed by dividing the number of days in which the holder of such shares held such shares during the applicable calendar year by 365 and multiplying the result by the True-Up Dividend Amount determined in accordance with Section 3(a) above. The holders of such shares to be redeemed shall have 30 days from the date of such notice to deliver such shares to the Transfer Agent. Upon the surrender of the certificate or certificates of Series G Preferred Shares to be redeemed, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, the Corporation shall within three Business Days by wire transfer of immediately available funds to such holder send an amount equal to the aggregate Redemption Price in respect of all Series G Equity Shares or portions thereof so tendered, PROVIDED, HOWEVER, that if this CLAUSE
(c) would require payment of the aggregate Redemption Price prior to the closing under the Stock Subscription Agreement, then the Corporation may delay such payment until such closing.

     Section 9. SHARES TO BE RETIRED. All Series G Equity Shares which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued preferred stock, without discretion as to class or series, and subject to applicable limitations set forth in the Articles may thereafter be reissued as shares of any series of preferred stock other than as Series G Equity Shares.

     Section 10. RANKING. Any class or series of stock of the Corporation shall be deemed to rank:

     (a) prior to the Series G Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series G Preferred Shares, which shall expressly include up to $100,000 in aggregate liquidation value of the Corporation's non-voting senior preferred stock, par value $1.00 per share;

     (b) on a parity with the Series G Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series G Preferred Shares, if the holders of such class or series and the Series G Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("PARITY SHARES"), which shall expressly include the Corporation's [SERIES D PREFERRED SHARES];

     (c) junior to the Series G Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

     (d) junior to the Series G Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares, which shall expressly include the Corporation's Series A Preferred Shares and Series B Preferred Shares.

     Section 11. VOTING. (a) Except as otherwise expressly provided in this Certificate of Designation, the holders of Series G Equity Shares, voting together with the holders of the Common Shares and the Series A Common Shares as a single class, shall be entitled to vote on all matters submitted to a vote of the holders of the Common Shares and the Series A Common Shares and shall have one-tenth of a vote per share with respect thereto. If and whenever (i) a Fixed Charge Coverage Violation in respect of the Corporation or Westfield America Trust occurs or for two consecutive quarterly Dividend Periods the Corporation fails to pay dividends on the Series G Equity Shares (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), then the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series G Equity Shares, voting as a separate class, shall be entitled to elect the two additional directors to serve on the Board of Directors or (ii) for two consecutive quarterly Dividend Periods the Corporation fails to pay dividends on the Common Shares in an amount per share at least equal to $0.32 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 6(d) of this Article), then the number of directors then constituting the Board of Directors shall be increased by one and the holders of Series G Equity Shares, voting as a separate class, shall be entitled to elect the one additional director to serve on the Board of Directors, in either case, at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series G Equity Shares called as hereinafter provided; PROVIDED, HOWEVER, that except as set forth below, the holders of the Series G Equity Shares shall not have the right to elect more than two directors. If, other than through the operation of this Section 11 or pursuant to the provisions of the Articles of Incorporation relating to the Corporation's Series A and B Preferred Shares (but only with respect to one director elected by the holders of the Series A and B Preferred Shares), the Board of Directors shall be increased at any time to more than ten directors, then, upon the occurrence or continuance of any of the events described in this Section 11, the Board of Directors shall be increased by such number of additional directors, and the holders of the Series G Equity Shares, voting as a separate class, shall be entitled to elect such number of additional directors, as shall be necessary to maintain the ratio of directors elected by the holders of the Series G Equity Shares to the directors otherwise elected, as nearly as possible (rounding to the next larger whole number), equal to the ratio that would have existed if the holders of the Series G Equity Shares were able to elect the full number of directors then permitted to be elected by them under this Section 11 and the directors otherwise elected numbered only ten. Whenever, as the case may be, (i) a Fixed Charge Covenant Violation ceases to exist and all arrears in dividends on the Series G Equity Shares then outstanding shall have been paid and the Corporation has paid dividends thereon for two consecutive quarters and

(ii) the Corporation has paid dividends on the Common Shares in an amount per share at least equal to $0.32 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 6(a) of this Article) for two consecutive quarters, then the right of the holders of the Series G Equity Shares to elect such additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar Fixed Charge Coverage Violation or future arrearage in quarterly dividends), and the terms of office of all persons elected as directors by the holders of the Series G Equity Shares shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series G Equity Shares, the Secretary of the Corporation may, and upon the written request of any holders of 5% of the outstanding Series G Equity Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series G Equity Shares for the election of the directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series G Equity Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series G Equity Shares a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series G Equity Shares or the successor of such remaining director (or, if there are then no such directors or director elected by the holders of Series G Equity Shares, such director shall be elected by the holders of the Series G Equity Shares as described above), to serve until the next annual meeting of the shareholders or special meeting held in place thereof if the term of such director shall not have previously terminated as provided above.

     (b) The holders of the Series G Equity Shares, voting together with the holders of the Common Shares and the Series A Common Shares as a single class, shall be entitled to vote on any matter involving any transaction between the Corporation and any Affiliate of the Corporation which is brought to a vote of the holders of the Common Shares and the Series A Common Shares (other than any vote on the conversion of the Series D Preferred Shares or the Series D-1 Preferred Shares into Common Shares). In any matter for which a holder of Series G Equity Shares is permitted to vote under this Section 11(c), such holder shall have the number of votes equal to the number of Series A Common Shares into which the Series G Equity Shares of such holder is convertible on the record date for such vote.

     (c) So long as any Series G Equity Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote of the holders of a majority of the Series G Equity Shares, voting together as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or this Certificate of Designation that materially and adversely affects the voting powers, rights or preferences of the holders of the Series G Equity Shares;

          (ii) Any merger or consolidation of the Corporation and another entity in which the Corporation is not the surviving corporation and each holder of Series G Equity Shares does not receive shares of the surviving corporation with substantially similar rights, preferences and powers in the surviving corporation as the Series G Equity Shares have with respect to the Corporation (except for changes that do not materially and adversely affect the holders of the Series G Preferred Stock); or

          (iii) the authorization, creation or, increase in the authorized amount of, or issuance of any series or class of Senior Shares or Parity Shares or any security convertible into Senior Shares or Parity Shares (whether or not such series or class of Senior Shares or Parity Shares is currently authorized);

PROVIDED, HOWEVER, that no such vote of the holders of Series G Equity Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series G Equity Shares at the time outstanding to the extent such redemption is authorized by Section 5 of this Certificate of Designation.

          (iv) For purposes of the foregoing provisions of this Section 11(d), each share of Series G Equity Shares shall have one (1) vote per share, except that when any other series of Equity Shares shall have the right to vote with the Series G Equity Shares as a single class on any matter, then the Series G Equity Shares and such other series shall have with respect to such matters one (1) vote per $180.00 (or less pursuant to Section 4(a)) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series G Equity Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     Section 12. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any Series G Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     Section 13. TITLE. This resolution shall be known and may be referred to as "A Resolution of the Board of Directors of Westfield America, Inc. Designating Series G Preferred Shares and Fixing Preferences and Rights Thereof".

     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized and directed to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 351.046 of the General and Business Corporation Law of the State of Missouri, as amended.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Co-President and attested by its Secretary this ___ day of ________, 1998.


                                            WESTFIELD AMERICA, INC.


                                            By:
                                                 -------------------------------
                                            Its: Co-President






Attest:


___________________________________
Its: Secretary

                           CORPORATION ACKNOWLEDGMENT


STATE OF                        )
                                )   SS.
COUNTY OF                       )

     On the _________ day of ________________, before me personally appeared _____________, known to me or proved to me on the basis of satisfactory evidence to be the _____________ of _____________, the corporation that executed the foregoing instrument, who, being duly sworn, acknowledged that ___________ resides at _________________; that ____________ knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by the order of the Board of Directors of said corporation; and that _______________ signed ____________________ name thereto by like order.



                                  ___________________________
                                  Notary Public

                                  My commission expires: ____________